SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SKK Access Income Fund

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July 2, 2025

Dear Valued Client:

We are writing to update you on proposed changes relating to your investment in the SKK Access Income Fund (the “Fund”) and certain changes in our business and relationship with you arising from the proposed changes to the Fund.

Proposed SKK Access Income Fund Changes

As a reminder, the Fund is a Delaware statutory trust registered under the Investment Company Act of 1940 as a closed-end investment company, and Shepherd Kaplan Krochuk, LLC (“SKK” or “we”) currently serves as investment adviser to the Fund. At a recent meeting of the Board of Trustees of the Fund, the Board approved a proposal by SKK to transfer investment management of the Fund to a new investment adviser, Emery Partners LLC (“Emery Partners”), via approval of a new investment management agreement between the Fund and Emery Partners. In connection with this approval, the Board has recommended that shareholders consider and approve the proposed investment management agreement at a special shareholder meeting to be held on July 25, 2025.

Information about the proposal is described in the Fund’s proxy statement, which has been filed with the SEC and is available at https://materials.proxyvote.com/Approved/MCC409/20250623/NPS_612714.PDF. The proxy statement and voting instructions will be distributed to shareholders of record at the close of business on the record date, June 23, 2025, and notes the following (among other things):

•	New Proposed Adviser: Emery Partners LLC is a newly formed investment adviser, owned and managed by Richard Blair and John Bosco. Mr. Blair has served as the Chairman of the Fund’s Board of Trustees and President of the Fund since February 2024, and a portfolio manager of the Fund since its inception, and has served as a Senior Vice President of the current adviser, SKK, since 2018. Mr. Bosco has served as Chief Financial Officer and Treasurer of the Fund since February 2024, and has served as a Senior Vice President of the Current Adviser since 2021. Both Messrs. Blair and Bosco have extensive experience in the financial services industry, including experience in investment management.

•	Management Fee: Under the proposed investment management agreement with Emery Partners, the annual investment advisory fee rate would increase from 0.65% to 0.85%, provided, however, that Emery Partners will contractually agree to waive 0.25% of the new management fee for the first 6 months following the effectiveness of the proposed investment management agreement. All other material terms of the current investment management agreement will remain unchanged under the proposed investment management agreement.

We appreciate your attention to this matter and ask that you carefully review all proxy materials, including the proxy statement and any additional disclosure information, sent under separate cover.

Shepherd Kaplan Krochuk, LLC │53 State Street, 23rd Floor • Boston, MA • 02109 │ www.skk-llc.com

SKK DOES NOT PROVIDE TAX OR LEGAL ADVICE. FOR SUCH ADVICE, A TAX OR LEGAL PROFESSIONAL SHOULD BE USED.

If you have any questions concerning the matters addressed in this letter, please contact your SKK adviser. As always, we appreciate your continued trust and support.

Sincerely,

Shepherd Kaplan Krochuk, LLC

Shepherd Kaplan Krochuk, LLC │53 State Street, 23rd Floor • Boston, MA • 02109 │ www.skk-llc.com

SKK DOES NOT PROVIDE TAX OR LEGAL ADVICE. FOR SUCH ADVICE, A TAX OR LEGAL PROFESSIONAL SHOULD BE USED.